Exhibit 99.1

scPharmaceuticals Inc. Announces Development Agreement with West

Pharmaceutical Services for Next-Generation FUROSCIX® On-Body Infusor

Completed feasibility studies and advancing FUROSCIX® with the SmartDose® Drug Delivery System

Forecast 2018 year-end cash of $82—$87 million and 2019 expenditures of $8—$10 million per quarter

BURLINGTON, Mass., January 29, 2019 (GLOBE NEWSWIRE) – scPharmaceuticals Inc. (Nasdaq: SCPH), a pharmaceutical company focused on developing and commercializing products that have the potential to optimize the delivery of infused therapies, advance patient care and reduce healthcare costs, today announced it has signed a development agreement with West Pharmaceutical Services, Inc. (West) to incorporate West’s SmartDose® Drug Delivery System with FUROSCIX. FUROSCIX is scPharmaceuticals’ lead program for the treatment of edema in patients with heart failure.

“We are pleased to announce the successful completion of preliminary feasibility studies of FUROSCIX with the SmartDose Drug Delivery System and the execution of a development agreement with West. We look forward to advancing FUROSCIX with the West on-body drug delivery system technology,” said John Tucker, president and chief executive officer of scPharmaceuticals. “We believe the features and functionality of the SmartDose system improves the overall patient experience with FUROSCIX. Heart failure remains a large market opportunity with high unmet patient need and significant associated healthcare costs. We anticipate filing an NDA for FUROSCIX with the next-generation technology in 2020, subject to meeting with the FDA to define the regulatory path.”

Based on the Company’s interactions with the FDA since June 2018, including the previously disclosed clarifications on additional human factors and validation studies necessary to advance FUROSCIX using the existing delivery technology, scPharmaceuticals elected to expedite the advancement of a next-generation on-body delivery system with a pre-filled cartridge. The development agreement with West represents an important milestone in advancing the FUROSCIX on-body delivery system.

scPharmaceuticals recently completed preliminary feasibility studies on the West SmartDose drug delivery system, confirming its ability to successfully deliver FUROSCIX. The West SmartDose drug delivery system, previously approved by the FDA for use in the US with another combination product, allows patients to self-administer medication in accordance with their prescribed treatment. West developed this wearable technology with extensive human factors testing and analysis to understand the interaction between the patient and the delivery system. The SmartDose drug delivery system adheres to the patient’s body enabling the patient to be hands free during administration. scPharmaceuticals’ feasibility testing included drug stability in the pre-filled cartridge, drug compatibility, and overall performance within FUROSCIX® delivery specifications.

“West and scPharmaceuticals have a shared objective to deliver injectable medicines to improve patient lives, so we are excited to announce this development agreement today,” said Karen Flynn, senior vice president and chief commercial officer, West. “West is very pleased that scPharmaceuticals has selected the SmartDose drug delivery system for FUROSCIX, and looks forward to working together on this project.”

About FUROSCIX®

FUROSCIX is a proprietary furosemide solution formulated to a neutral pH to allow for subcutaneous infusion via a wearable, pre-programed drug delivery system that is applied to the abdomen for subcutaneous drug administration. FUROSCIX is being developed for treatment of edema, or fluid overload, in patients with heart failure. FUROSCIX has the potential to provide an outpatient alternative for the treatment of worsening heart failure due to edema.

About scPharmaceuticals

scPharmaceuticals is a clinical-stage pharmaceutical company focused on developing and commercializing products that reduce healthcare costs and improve health outcomes. The Company develops, internally and through strategic partnerships, products for the subcutaneous, self-administration of IV-strength treatments in heart failure and infectious disease. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit scPharmaceuticals.com.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the advancement of, and potential timing of regulatory filings for, FUROSCIX with the West SmartDose Drug Delivery System as a next-generation infusor technology, the Company’s plans to meet with the FDA to discuss the regulatory path for FUROSCIX with the West SmartDose Drug Delivery System; and the ability of the SmartDose Drug Delivery System to successfully deliver FUROSCIX to patients and improve the patient experience . Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company conducting the ability of the West SmartDose Drug Delivery System to appropriately deliver therapy, the receipt of regulatory approval for FUROSCIX with the West SmartDose Drug Delivery System or any of our other product candidates or, if approved, successfully commercialize such products, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, and the risk that the results of previously conducted studies will not be repeated or observed in ongoing or future studies involving our product candidates. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contacts:

Troy Ignelzi, scPharmaceuticals Inc.

781-301-7216

tignelzi@scpharma.com

Christopher F. Brinzey, Westwicke, an ICR Company

339-970-2843

chris.brinzey@westwicke.com